                ICHOR CORPORATION AND SUBSIDIARIES

                COMPUTATION OF PER SHARE EARNINGS
Eleven Months Ended December 31, 1996, and Years Ended January 31, 1996 and 1995
     (In Thousands of Dollars, Except for Per Share Amounts)

                                       December 31,     January 31,     January 31,
                                          1996            1996             1995
                                       ------------     ------------    ------------
Primary:
  Weighted average shares outstanding     2,585,590        2,456,000       1,870,320
                                        ===========      ===========     ===========
Fully Diluted:
  Weighted average shares outstanding     2,585,590        2,456,000       1,870,320
  Common stock equivalents                  146,574           69,000               -
                                        -----------      -----------     -----------
                                          2,732,164        2,525,000       1,870,320
                                        ===========      ===========     ===========
Income (loss) from continuing operations
    before extraordinary item           $    (1,489)     $    (1,250)    $        84
Income (loss) from discontinued operations       90           (1,608)            590
Extraordinary item                                -                -             222
                                        -----------      -----------     -----------

Net income (loss)                       $    (1,399)     $    (2,858)    $       896
                                        ===========      ===========     ===========
Earnings per share
  Primary (a) (c)
    Income (loss) from continuing
     operations                         $      (.58)     $      (.51)    $       .04
    Discontinued operations                     .04             (.65)            .32
    Extraordinary item                            -                -             .12
                                        -----------      -----------     -----------
    Net income (loss)                   $      (.54)     $     (1.16)    $       .48
                                        ===========      ===========     ===========

  Fully Diluted (b) (c)
    Income (loss) from continuing
     operations                         $      (.54)     $      (.49)    $       .04
    Discontinued operations                     .03             (.64)            .32
    Extraordinary item                            -                -             .12
                                        -----------      -----------     -----------
    Net income (loss)                   $      (.51)     $     (1.13)    $       .48
                                        ===========      ===========     ===========

(a) In accordance with generally accepted accounting principles, stock options and warrants have not been reflected as exercised for purposes of computing the primary loss per common share on the registrant's Consolidated Statement of Operations for the eleven months ended December 31, 1996, and the year ended January 31, 1996, since the exercise of such options and warrants would be antidilutive.

(b) In accordance with generally accepted accounting principles, fully diluted earnings per share have not been reported on the registrant's Consolidated Statement of Operations for the eleven months ended December 31, 1996, and the year ended January 31, 1996, since the exercise of stock options and warrants has an antidilutive effect on earnings per share.

(c) The earnings per common share for the year ended January 31, 1995, has been computed based upon the weighted average shares outstanding of 1,870,000 which were owned by PDGE.